Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

THE HOME DEPOT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $9,930,409,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Notes due 2025	457(r)	$600,000,000	100.000%	$600,000,000	$147.60 per million	$88,560.00

Fees to Be Paid	Debt	5.100% Notes due 2025	457(r)	$900,000,000	99.916%	$899,244,000	$147.60 per million	$132,728.41
Fees to Be Paid	Debt	5.150% Notes due 2026	457(r)	$1,500,000,000	99.889%	$1,498,335,000	$147.60 per million	$221,154.25
Fees to Be Paid	Debt	4.875% Notes due 2027	457(r)	$1,000,000,000	99.669%	$996,690,000	$147.60 per million	$147,111.44
Fees to Be Paid	Debt	4.750% Notes due 2029	457(r)	$1,250,000,00	99.355%	$1,241,937,500	$147.60 per million	$183,309.98
Fees to Be Paid	Debt	4.850% Notes due 2031	457(r)	$1,000,000,000	99.292%	$992,920,000	$147.60 per million	$146,554.99
Fees to Be Paid	Debt	4.950% Notes due 2034	457(r)	$1,750,000,000	99.045%	$1,733,287,500	$147.60 per million	$255,833.24
Fees to Be Paid	Debt	5.300% Notes due 2054	457(r)	$1,500,000,000	98.435%	$1,476,525,000	$147.60 per million	$217,935.09

Fees to Be Paid	Debt	5.400% Notes due 2064	457(r)	$500,000,000	98.294%	$491,470,000	$147.60 per million	$72,540.97

TOTAL	—	—	—	$10,000,000,000	—	$9,930,409,000	$147.60 per million	$1,465,728.37